EXHIBIT 9

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in this Registration Statement on Form S-6 (File No. 333-72775) of our report dated March 1, 2001, relating to the consolidated financial statements and financial statement schedules of Protective Life Insurance Company and Subsidiaries which appear in such Registration Statement. We also consent to the use in this registration statement of our report dated March 22, 2001 on our audits of the financial statements of the Protective Variable Life Separate Account which appears in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.

PRICEWATERHOUSECOOPERS, L.L.P.

Birmingham, Alabama
April 20, 2001